Cedar Fair, L.P.
   One Cedar Point Drive
   Sandusky, Ohio 44870-5259
 Press Release



For Immediate Release
Contact:  Brian Witherow
June 22, 2000
(419) 627-2173


CEDAR FAIR, L.P. PROPOSES PLAN TO REVISE GENERAL PARTNER FEES
 AND EXECUTIVE COMPENSATION

New Plan More Closely Ties Executive Compensation to Unit Performance and Unitholder Value

SANDUSKY, OHIO, June 22, 2000 -- Cedar Fair, L.P. (NYSE: FUN), a publicly traded partnership which owns and operates five amusement parks and four water parks, today announced that it would ask its unitholders to approve a plan to revise its existing general partner fee and executive compensation systems. The restructuring is designed to reduce the cash component of senior management's compensation and replace it with a stronger equity component, which is expected to make more funds available for cash distributions to unitholders.
The new plan would amend Cedar Fair's limited partnership agreement to eliminate the fees paid by Cedar Fair to its general partner, retroactive to January 1, 2000, and create a new Equity Incentive Plan allowing the grant or award of options and other forms of equity as an element of compensation to senior management and other key employees. In connection with terminating the existing compensation system, one-time lump sum cash payments and awards of unit options would be made to Cedar Fair's senior management. The cash payments would total approximately $8.5 million and options for 2,330,000 units would be awarded under the plan.
Richard L. Kinzel, president and chief executive officer, explained that the Board of Directors determined that changes to Cedar Fair's senior executive compensation system were needed in order to more closely resemble the compensation systems of other superior-performing companies. "The new system is designed to tie a larger portion of senior management's compensation to the market value of Cedar Fair units, and to more closely align the interests of management with those of our unitholders," said Kinzel. "The old system worked well for many years, but is too heavily weighted toward cash compensation and does not afford the types of incentives that are appropriate in today's business environment, including incentives that are more closely tied to the market performance of our units," Kinzel added. Under the old compensation system, the base salaries of senior management have been kept relatively low, with substantial yearend bonuses allocated out of the large and predictable fees paid to the general partner each year.
Kinzel noted that under the proposed new compensation system, additional cash is expected to be available for distributions to unitholders due to a reduction of the aggregate cash expense of base salaries, bonuses and deferred compensation to senior management as compared to the old system. "The Board estimates that as a result of the new plan, in 2001 the Partnership's aggregate expense for salaries, bonuses and deferred units to senior management would be reduced by $6.2 million, or $.12 per limited partner unit, which would be available for further distributions to unitholders. In 2002, the additional amount available to unitholders is expected to be $7.5 million, or $.14 per unit," Kinzel explained. Cedar Fair's current annualized distribution rate is $1.50 per unit.
To implement the new compensation system, the Board recommends amending the limited partnership agreement to terminate the management and incentive fees that are currently paid to the general partner, to reduce the general partner's interest in the Partnership from 0.5% to 0.1%, and to increase the aggregate interest of the limited partners from 99.5% to 99.9%. The Board plans to call a special meeting of the limited partner unitholders later this summer to approve the new plan. Cedar Fair's five amusement parks are Cedar Point, located on Lake Erie between Cleveland and Toledo; Knott's Berry Farm in Buena Park, California, near Los Angeles; Dorney Park & Wildwater Kingdom near Allentown, Pennsylvania; Valleyfair near Minneapolis / St. Paul; and Worlds of Fun and Oceans of Fun, located in Kansas City, Missouri. The Partnership's water parks are located in Sandusky, Ohio; Kansas City, Missouri; Chula Vista, California, near San Diego; and Buena Park, California. Cedar Fair also operates Knott's Camp Snoopy at the Mall of America in Bloomington, Minnesota under a management contract.
                                  ###
The information contained in this news release, other than historical information, consists of forward-looking statements. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer spending, adverse weather conditions, unanticipated construction delays, and other factors could cause actual results to differ materially from the Partnership's expectations.

Investor Notice
In connection with the restructuring, Cedar Fair today filed a proxy statement with the Securities and Exchange Commission (SEC) and may file other documents with the SEC. Cedar Fair will send the proxy statement to unitholders to seek their approval of the new plan. We urge unitholders to read the proxy statement carefully when it becomes available, as the proxy statement will contain important information about the restructuring and related matters. Unitholders will be able to obtain free copies of the proxy statement, once available, as well as other filings made by Cedar Fair with the SEC through the SEC's web site at www.sec.gov, or by directing a request to Cedar Fair at One Cedar Point Drive, Sandusky, Ohio 44870-5259, attention: Brian C. Witherow.
Proxies will be solicited by the Board of Directors of Cedar Fair's general partner, Cedar Fair Management Company. Each of the directors may be deemed a participant in soliciting proxies from the unitholders in favor of the new plan. The members of the Board and the interest of each of these individuals in Cedar Fair are set forth in the proxy statement filed by Cedar Fair with the SEC.

This press release and prior press releases are available on the Cedar
               Fair, L.P. web site at www.cedarfair.com